Exhibit 10.1
AMENDED AND RESTATED
PROXY AGREEMENT
OF
LEONARDO DRS, INC.

2345 Crystal Drive
Suite 1000
Arlington, VA 22202

This agreement (the “Agreement”), is made this _1st_ day of _March, 2025_ (“Effective Date”), by and among Leonardo S.p.A., an Italian società per azioni (“Leonardo”) (“Ultimate Parent”); Leonardo US Holding, LLC, a Delaware limited liability company (“Leonardo US” or “Shareholder”); Leonardo International S.p.A., an Italian società per azioni (“Intermediate Shareholder”); Leonardo DRS, Inc., a Delaware corporation (the “Company”); the individual Proxy Holders who are signatories hereto and their successors appointed as provided in this Agreement (each individually a “Proxy Holder” and collectively the “Proxy Holders”); and the U.S. Department of Defense (“DoD”), all of the above collectively “the Parties.”

RECITALS

    WHEREAS, the Company is duly organized and existing under the laws of the State of Delaware; and has an authorized capital of 350,000,000 shares, all of which are common voting shares, par value $0.01 per share, and of which, as of October 29, 2024, 264,397,059 shares are issued and outstanding “the Shares”; and

    WHEREAS, the Shareholder currently owns approximately 72 percent of the issued and outstanding voting shares of the Company and the remainder of the Company’s shares are publicly traded on the NASDAQ Exchange and are widely held; and

    WHEREAS, Ultimate Parent owns approximately 54% (fifty four percent) and Intermediate Shareholder own approximately 46% (forty six percent) all of the issued and outstanding shares of the Shareholder; and

    WHEREAS, the Ultimate Parent owns all the outstanding voting shares of the Intermediate Shareholder;

    WHEREAS, the Government of Italy, through the Ministry of the Economy and Finance, directly owns approximately 30 percent of the shares of Leonardo; and the remainder of Leonardo’s shares are publicly traded on the Milan Stock Exchange and are widely held;

    WHEREAS, the National Industrial Security Program Operating Manual (NISPOM) requires mitigation of the risks of foreign ownership, control, or influence (FOCI) in order for a company to maintain eligibility for a facility security clearance (as defined in the NISPOM); and

Exhibit 10.1
    WHEREAS, the Company’s business consists of the provision of defense technologies, systems and solutions, including, without limitation, electro-optical sensor technologies, laser systems, electronic warfare systems, intelligence and surveillance solutions, network computing, force protection, integrated mission equipment, power and propulsion, transportation and logistics products, radars and systems to a wide range of governmental and commercial customers including various agencies of the U.S. Government, including, without limitation, the DoD, which requires the Company to have a facility security clearance; and the rendering of industrial security services by the Defense Counterintelligence and Security Agency (DCSA) as may be applicable for DoD and other U.S. government agencies pursuant to 32 CFR 117.7(k); and;

    WHEREAS, the DoD will not grant or continue the facility security clearance(s) of the Company and its wholly owned subsidiaries without, at a minimum and without limitation, the Parties’ execution of and compliance with their obligations under this Agreement, the purpose of which is to reasonably and effectively deny the Affiliates, as defined below, unauthorized access to classified information (as that phrase is defined in the NISPOM) and other information that is the subject of U.S. export control laws and regulations (“Export Controlled Information”) and influence over the Company’s business or management in a manner that could result in the compromise of classified information or could adversely affect the performance of contracts pursuant to which access to classified information may be required. As used herein, the term “Affiliates” means: (a) the Ultimate Parent; and (b) each legal entity that directly or indirectly controls, is directly or indirectly controlled by (other than the Company and its Controlled Entities), or is directly or indirectly under common control of a legal entity with the Ultimate Parent. An entity that is subject to a controlling interest of the Ultimate Parent but operates under a DCSA FOCI mitigation agreement will not be considered an Affiliate for purposes of this Agreement so long as the entity’s FOCI mitigation agreement remains in effect. In case of doubt, CFIUS mitigation is not a FOCI mitigation agreement as that term is used herein. For purposes of this Agreement, the term “Controlled Entities” shall mean those subsidiary corporations (as defined in the NISPOM) and other companies in which the Company owns a controlling interest, either directly or indirectly through the Company’s ownership interest in intermediate companies as determined by DCSA; and;

    WHEREAS, DCSA has determined that the provisions of this Agreement are necessary to enable the United States to protect itself against the unauthorized disclosure of information relating to the national security; and

    WHEREAS, the Company has agreed to establish a formal organizational structure, policies, and procedures in order to protect classified information and Export Controlled Information entrusted to it and to place the responsibility therefor with a committee of its Board of Directors (the “Company Board”) to be known as the Government Security Committee, all as hereinafter provided; and

    WHEREAS, the Parties agree that control of the Company should be vested in the Company Board; and

Exhibit 10.1
    WHEREAS, the Parties have agreed that management control of the Company should be vested in resident citizens of the United States who have DoD personnel security clearances (as defined in the NISPOM); and

    WHEREAS, each Affiliate that is a Party to this Agreement, by its authorized representative, hereby affirms that: (a) it will not seek access to or accept classified information or Export Controlled Information entrusted to the Company, except as permissible under the NISPOM and applicable U.S. Government laws and regulations; (b) it will not attempt to control or adversely influence the Company’s performance of classified contracts and participation in classified programs; and (c) its involvement (individually and collectively) in the business affairs of the Company shall be in conformance with this Agreement; and

    WHEREAS, in order to meet DoD’s national security objectives in the matter of the Company’s facility security clearance(s) and to further the Company’s business objectives, the Parties intend to be bound by the provisions of this Agreement.

    NOW THEREFORE, it is expressly agreed by and among the Parties that this Agreement is hereby created and established to negate FOCI at the Company subject to the following terms and conditions to which all of the Parties expressly assent and agree:

ORGANIZATION

1.    ARTICLE I – Establishment of Proxy Agreement

1.1.    The establishment of this Agreement involves the selection of no less than five (5) Proxy Holders with the qualifications set forth in Section 2.2 below. The Proxy shall be granted by the Shareholder to the Proxy Holders pursuant to Article XIII of this Agreement. DoD shall determine that all of the requirements set forth in this Agreement have been satisfied, including the necessary independence, separation of operation, and lack of interdependence between the Affiliates on the one hand, and the Company and/or its subsidiaries on the other hand, and the financial self-reliance and business viability of the Company.
2.    ARTICLE II – Appointment of Proxy Holders
2.1.    Proxy Holders will be appointed by Leonardo US after reasonable consultation with Leonardo, for terms consistent with the staggered terms described in Section 3.1 below. Proxy Holders must meet the qualification standards required by 32 CFR 117.11(f), and as described more particularly in Section 3.3 below and, in their capacity as Directors, must meet the qualification standards, or exceptions thereto, of any exchange on which the Shares are listed. Reappointment of a Proxy Holder shall not require DCSA approval as long as the Proxy Holder has not had a break in service as a Proxy Holder to the Company.

Exhibit 10.1
2.2.    Initial Proxy Holder nominees shall be chosen by the Shareholder. The initial and successor Proxy Holders shall be: (i) resident citizens of the United States; (ii) have had no prior contractual, financial, or employment relationships with the Affiliates or the Company; (iii) certify their willingness to accept their security responsibilities; and (iv) be eligible for the requisite personnel security clearance. The appointment of initial and successor Proxy Holders shall not become effective until approved by DCSA.
2.3.    Except as authorized by Section 2.4 below, the Shareholder may not remove a Proxy Holder except for acts of gross negligence or willful misconduct while in office. The Shareholder may remove a Proxy Holder for such acts by an instrument signed by or on behalf of the Shareholder and filed with the Company at its principal office in Arlington, Virginia. The Shareholder must notify DCSA at least twenty (20) days prior to filing such instrument, and such notice must be given pursuant to Section 15.1 of this Agreement. However, if such removal would result in only one remaining Proxy Holder, then such an instrument of removal shall not be effective until a successor Proxy Holder who is qualified to serve hereunder has accepted appointment.
2.4.    Only upon reasonable consultation with Leonardo and the approval of DCSA, Leonardo US may also remove a Proxy Holder for acts in violation of this Agreement, including the inability to protect the legitimate economic interests of Leonardo US pursuant to Section 6.5. Leonardo US must petition DCSA for permission to remove a Proxy Holder for acts in violation of this Agreement and DCSA has the right to determine, in its sole discretion, whether to grant such petition.
2.5.    A Proxy Holder may at any time resign by submitting to the Company at its principal office in Arlington, Virginia, a resignation in writing, with notice to the Shareholder and DCSA pursuant to Section 15.1 below. Such resignation shall be effective on the date of resignation stated by the Proxy Holder. No formal acceptance of resignation by the Company is necessary to make the resignation effective. Upon resignation, a Proxy Holder’s obligations and responsibilities under this Agreement are completed. However, if such resignation would result in only one remaining Proxy Holder, then the resignation shall not be effective until a successor Proxy Holder who is qualified to serve hereunder has accepted appointment.
2.6.    Nomination and appointment of successor Proxy Holders shall be accomplished as follows:
a.    In the event of the end of any Proxy Holder’s term, or the death, resignation, removal, or inability to act of any Proxy Holder, the Company shall give prompt written notice to DCSA and Leonardo US. Upon reasonable consultation with Leonardo, Leonardo US shall re-appoint the Proxy Holder or appoint a successor Proxy Holder using its Best Efforts and diligence and shall notify DCSA of the successor. As used herein, “Best Efforts” means performance of duties, including fiduciary duties, in good faith and in a manner believed to be: (i) in the U.S.

Exhibit 10.1
national interest; (ii) where not inconsistent with the U.S. national interest, in the best interests of the Company and the Company’s Shareholder in accordance with applicable state law to the extent that any such state law is not preempted by this Agreement; and (iii) with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.
b.    Any nomination and appointment of a successor Proxy Holder shall be made by an instrument in writing signed by an authorized representative of Leonardo US. Counterparts of such instrument shall be delivered to the Company, DCSA, Leonardo and the Shareholder in accordance with Section 15.1 below.
2.7.    Acceptance of appointment for all initial or successor Proxy Holders as provided above may only be accomplished by their agreement to be bound by the terms of this Agreement, as evidenced by their signature on the counterpart of this Agreement on file at the Company’s principal office in Arlington, Virginia with copies to the incumbent Proxy Holders, Leonardo US, Leonardo and DCSA. Upon such acceptance of appointment by the nominee and approval by DCSA, the initial or successor Proxy Holder shall be vested with all the rights, powers, authority, and immunities herein conferred upon the Proxy Holders by this Agreement.
2.8.    Upon death, resignation, removal or disability of a Proxy Holder, the remaining Proxy Holders may exercise all of the rights, powers and privileges of the Proxy Holders as set forth in this Agreement until a successor accepts appointment. If no Proxy Holders remain, the Chairman or Acting Chairman of the Board of Directors of the Company shall, upon written notice to DCSA, be automatically vested with all rights, powers, authorities and immunities of the Proxy Holders for an interim period not to exceed thirty (30) days, except that Leonardo US shall, under such circumstances, have the right to appoint new Proxy Holders pursuant to Section 2.1 above.
3.    ARTICLE III – Acknowledgment of Obligations
3.1.    The Board of Directors shall be composed as follows:
a.    The Company, through a Nominating Committee of the Company Board to be comprised of a majority of Proxy Holders, shall nominate the proposed Proxy Holders for election as Directors at any meeting of the shareholders of the Company at which Directors are to be elected (an “Election Meeting”). By majority vote and in their sole discretion, the Proxy Holders, through the Nominating Committee, shall, from among the relevant candidates proposed by Leonardo US and after reasonable consultation by Leonardo US with the Nominating Committee (“Non-Proxy Holder Director Nominees”), also select the Chief Executive Officer and designate up to three (3) additional individuals, each of whom to be nominated for election as Directors at each Election Meeting. If any Non-Proxy Holder Director Nominee has a prior or existing contractual, financial or employment relationship with Leonardo such that the Non-Proxy

Exhibit 10.1
Holder Director Nominee would not qualify as an “Independent Director”, DCSA prior approval shall be required. At any Election Meeting, Proxy Holders shall vote to elect the then-current Proxy Holders, the Chief Executive Officer and the three other Non-Proxy Holder Director Nominees to serve on the Company Board for the succeeding year.
b.    The Company Board shall elect a Chair, who shall hold a DoD personnel security clearance. If the Chair is not one of the Proxy Holders, the Board also shall elect a lead Outside Director, who shall be one of the Proxy Holders. The Proxy Holders shall be appointed in staggered terms designated as either Class A, B, or C, as affirmed in each Proxy Holder’s annual certification described in Section 8.10 below. Proxy Holders in Class A (and their successors) shall have their term expire on March 31, 2027, and every three years thereafter. Proxy Holders in Class B (and their successors) shall have their term expire on March 31, 2028, and every three years thereafter. Proxy Holders in Class C (and their successors) shall have their term expire on March 31, 2026, and every three years thereafter. No more than one Proxy Holder may be assigned to a single class, unless each of Class A, B, and C has at least one Proxy Holder assigned to each class.
c.    Notwithstanding the foregoing, the Company and the Shareholder can mutually agree to expand the size of the Board of Directors, provided that the number of Proxy Holder Director positions shall not be less than the number of non-Proxy Holder Director positions. If necessary, additional Proxy Holder Directors will be appointed (using the same process as for successor Proxy Holder Directors) prior to the appointment of additional non-Proxy Holder Directors.
3.2.    The Proxy Holders agree to perform the duties set forth in, and be bound by, all provisions of this Agreement. The Proxy Holders shall exercise the powers bestowed upon them and perform the duties set forth in this Agreement according to their Best Efforts.
3.3.    Each Proxy Holder agrees as follows:
a.    That, in order to be qualified under this Agreement, the Proxy Holder must have had no prior or existing contractual, financial or employment relationship with either the Company or the Affiliates prior to their appointment; provided that, for purposes of clarity, it is agreed that a person with prior service as a Proxy Holder or as an Outside Director of the Company or any Affiliate that has a facility security clearance issued by DCSA may be approved as a Proxy Holder in conformity with the qualification requirements of 32 CFR 117.11(f) so long as the approval occurs in advance and in writing;
b.    that, in order to maintain his/her qualification as a Proxy Holder, he shall not establish any relationship of any kind with Leonardo US, the Affiliates or the Company except as may be required or permitted by this Agreement; and

Exhibit 10.1
c.    that, in order to be processed for and remain eligible for a United States Government personnel security clearance, he must reside within the United States during his/her term of service as a Proxy Holder under this Agreement.
3.4.    In recognition of their obligations under this Agreement, the Proxy Holders individually and collectively acknowledge and agree as follows:
a.    that the Shares are being placed under proxy in accordance with this Agreement as a security measure designed to insulate the Company from foreign control or influence that may arise from the Shareholder’s ownership of the Shares;
b.    that the United States Government is placing its reliance upon them as United States citizens to exercise independently the prerogatives of ownership of the Company as provided in this Agreement;
c.    that one year from the Effective Date of this Agreement and annually thereafter, they shall ensure that a report is submitted to DCSA in accordance with Section 9.2 below;
d.    that each Proxy Holder, upon the acceptance of his/her appointment, shall be briefed by a representative of DCSA on his/her responsibilities under the NISPOM and this Agreement;
e.    that one year from the Effective Date of this Agreement and annually thereafter, they shall meet with representatives of DCSA in accordance with Section 9.1 below;
f.    that each Proxy Holder, upon the acceptance of his/her appointment and annually thereafter, shall execute for delivery to DCSA a certificate affirming his/her agreement to be bound by, and acceptance of his/her responsibilities under this Agreement;
g.    that they shall not accept direction from Leonardo US on any matter before the Proxy Holders or the Board of Directors of the Company and not to permit Leonardo US or any of the Affiliates including all members of the Boards of Directors and all officers, employees, Significant Shareholders (holders of 5% or more of the Company’s outstanding common stock), agents and other representatives of each of the Affiliates (the “Affiliated Group”) to exercise any control or influence over the business or management of the Company except as provided in this Agreement;
h.    that they shall ensure that the management appointed by them fully understands their responsibility to exercise all the prerogatives of management with complete independence from any foreign influence or control;

Exhibit 10.1
i.    that they shall ensure that each principal officer of the Company is furnished with a policy statement on FOCI, stating that (i) management has complete independence from the Shareholder; (ii) management and the principal officers are barred from taking any action that would countermand this Agreement; and (iii) any suspected violation of this Agreement shall be reported immediately to the Chairman of the Government Security Committee (see Article VIII below); and
j.    that they shall ensure that records, journals and minutes of meetings and copies of all communications sent to or received by them in the execution of their duties as Proxy Holders are properly maintained. Such data and copies of all information furnished to the Shareholder by the Company or the Proxy Holders shall be made available upon request for review by DCSA at the offices of the Proxy Holders or the Company.
3.5.    The Proxy Holders shall appoint an independent financial auditor to conduct an annual audit of the Company’s books and records. The Proxy Holders shall advise DCSA and the Shareholder of their action. Upon completion of the audit and review by the Proxy Holders, and subject to the removal of any information not releasable under this Agreement, the audit report shall be forwarded to the Shareholder. In order to ensure appropriate auditing and reporting under applicable securities laws, including those applicable to public companies, and to ensure consistent auditing across Leonardo and its subsidiaries (the “Leonardo Group”), nothing shall prohibit the Proxy Holders from selecting the same independent auditors as Leonardo or the Shareholder unless, in the sole discretion of the GSC, measures are not reasonably available to ensure that performance of the audit by these independent auditors complies with this Agreement or the Company’s requirements as a publicly listed company (including, without limitation, any applicable auditor independence requirements). Any separate engagement letter entered into by the Proxy Holders with such independent auditors shall require that the audit include performance of those audit tasks and reports necessary for Leonardo to comply with its obligations as a publicly traded company in a manner consistent with the requirements of this Agreement as well as any applicable laws, regulations, rules, or listing requirements applicable to the Company.
4.    ARTICLE IV – Indemnification and Compensation of Proxy Holders
4.1.    In voting the Shares and in their capacity as Directors of the Company, the Proxy Holders shall vote and act on all matters in accordance with their Best Efforts.
4.2.    The Company and the Shareholder jointly and severally shall indemnify and hold each Proxy Holder harmless from any and all claims arising from, or in any way connected to, his/her performance as a Proxy Holder, which includes service as a Director of the Company under this Agreement, to the extent and in accordance with the Company’s Certificate of Incorporation. The Company and/or the Shareholder shall advance fees and costs reasonably incurred by any Proxy Holder in connection

Exhibit 10.1
with the defense of any such claim. The Shareholder and/or the Company may purchase insurance to cover this indemnification.
4.3.    The compensation of the Proxy Holders as well as any reasonable and necessary travel or other expenses paid or incurred by the Proxy Holders in the administration of their duties under this Agreement shall be borne and promptly paid by the Company upon submission of reasonably detailed documentation to the Company by or on behalf of the Proxy Holders.
4.4.    The terms of compensation for the Proxy Holders and Non-Proxy Holder Directors, including any and all benefits, shall be approved by the Shareholder and shall be paid by the Company and provided to DCSA. Said terms shall not be reduced during such persons' tenure, but may be increased in accordance with normal practices for U.S. public companies.
5.    ARTICLE V – Restrictions Binding on Company’s Controlled Entities
5.1.    Controlled Entities. The Parties agree that the provisions of this Agreement shall apply to, and shall be binding upon, all present and future Controlled Entities. The Company hereby agrees to undertake any and all measures, and provide such authorizations, as may be necessary to effectuate this requirement. The sale of, or termination of the Company’s control over, any Controlled Entity shall terminate the applicability to it of the provisions of this Agreement.
5.2.    DCSA Notification of Newly Formed and Acquired Controlled Entities. If the Company proposes to form a new Controlled Entity, or to acquire a Controlled Entity, it shall give written notice to DCSA and shall advise DCSA immediately upon consummation of such formation or acquisition.
5.3.    Applicability of Agreement to Newly Formed and Acquired Controlled Entities. It shall be a condition of each such formation or acquisition, discussed in Section 5.2 above, that all security measures applicable to the Company as required by this Agreement, including without limitation the security measures herein, shall apply to each Controlled Entity immediately upon consummation of such formation or acquisition, and that the Company and the subsidiary or controlled company shall execute a document agreeing that such company shall be bound thereby. A copy of said executed document shall be forwarded to DCSA.
5.4.    Currently Controlled Entities. A document such as described in Section 5.3 above shall also be executed and submitted to DCSA within forty-five (45) days of the execution of this Agreement for each applicable Controlled Entity.
5.5.    Third-Party Beneficiaries. Compliance with this Article V shall not confer the benefits of this Agreement on the affected companies. Those companies shall not be entitled to receive a facility security clearance, nor shall they be entitled to access classified information, to perform on classified contracts or to participate in classified

Exhibit 10.1
programs pursuant to this Agreement, solely by virtue of their legal relationship with the Company or by their execution of the documents referred to in Sections 5.3 and 5.4 above.
OPERATIONS
6.    ARTICLE VI – Actions by the Proxy Holders
6.1.    The Proxy Holders shall adopt written standard operating procedures (“Operating Procedures”) which shall be followed by the Proxy Holders in discharging their responsibilities under this Agreement. The Operating Procedures shall be maintained by the Proxy Holders for review by DCSA. The Shareholder may review the Operating Procedures only with the advanced written approval of DCSA. Shareholder appeals of any provision of the Operating Procedures shall be forwarded to DCSA. DCSA reserves the right to determine, in its sole discretion, whether such appeal should be favorably considered.
6.2.    Proxy Holders shall hold regularly scheduled meetings as necessary to satisfy their responsibilities under this Agreement. These meetings may be held at such time and at such place within the United States as shall be decided, from time to time, by a majority of the Proxy Holders. At least four (4) meetings shall be held each year. Minutes of such meetings shall be prepared and retained by the Proxy Holders for review by DCSA.
6.3.    For the purpose of conducting the Company’s business, a majority of the Proxy Holders shall be required to be present at an official meeting, either in person or by written proxy. Each Proxy Holder shall have the right to cast, either in person or by written proxy, one vote on each question. In lieu of a meeting, action may also be taken on the business of the Company by a writing signed by all the Proxy Holders. Each Proxy Holder agrees to attend, except for good cause shown, not less than fifty percent (50%) of all official meetings held in one year’s time at which his/her attendance is formally requested pursuant to the Operating Procedures.
6.4.    No proxy to vote the Shares may be given to, or voted by, any person other than one of the Proxy Holders.
6.5.    Subject at all times to the responsibility to ensure compliance by the Company with NISPOM Rule requirements and this Agreement, the Proxy Holders shall use their Best Efforts, as that term is defined herein, to protect the legitimate economic interests of the Shareholder of the Company as an ongoing business concern and, whether in their capacity as Proxy Holders or members of the Board of Directors, act in a manner consistent with their fiduciary duties. To the extent not expressly prohibited or limited by this Agreement or inconsistent with listing requirements or laws applicable to, or prudent business practices for, U.S. public companies (as determined by the Company’s legal counsel), the Company shall adhere to relevant issued Leonardo Group policies and principles applicable to subsidiaries of Leonardo

Exhibit 10.1
and provided to the Company in writing at or following the date of this Agreement and a reasonable period of time prior to their application, including those relating to financial planning and reporting, compliance, governance, auditing (including maintaining a risk-based audit plan), communications and ethics. Subject to the terms of this Agreement, the Company may participate with other members of the Leonardo Group in formal or informal business discussions to facilitate compliance with the foregoing policies and principles. Any such policies and principles must be in writing and made available for inspection by the Company and, at DCSA’s request, to DCSA. The GSC may, consistent with best efforts, impose additional security-related policies and procedures in its sole discretion.
7.    ARTICLE VII – Voting Discretion
7.1.    Subject to the terms of this Agreement, the Proxy Holders shall possess and shall be entitled to exercise in their sole and absolute discretion, with respect to the Shares at any time covered by this Agreement, the right to vote the same or to consent to any and every act of the Company in the same manner and to the same extent as if they were the absolute owners of such Shares in their own right. All decisions and actions by the Proxy Holders pursuant to this Agreement shall be based on their independent judgment. All decisions and actions by the Proxy Holders shall be free of any control or influence from Leonardo US and the Affiliates in any manner whatsoever except as specifically permitted in this Agreement. Communication of any nature and by any means from Leonardo US or any of the Affiliated Group deemed by the Proxy Holders to be an attempt to assert any influence or control precluded by this Agreement shall be reported immediately by the Proxy Holders to DCSA.
7.2.    In addition to the general authorities conferred by Section 7.1 above, the Proxy Holders are specifically authorized in the exercise of their sole and absolute discretion with respect to any and all of the Shares, to vote for or consent to:
a.    In accordance with Section 3.1, the election of directors of the Company;
b.    any changes or amendments to the Articles of Incorporation or Bylaws of the Company other than those necessary pursuant to Section 7.4 below. The Bylaws and Articles of Incorporation of the Company shall be reviewed by DCSA at the time of establishment of this Agreement and at least annually thereafter;
c.    the sale or disposal of the property, assets, or business of the Company other than that prohibited in Section 7.3 below;
d.    the incurrence of debt or any pledging, mortgaging, or encumbering of any assets of the Company except as described in Section 7.3 below, which any shareholder might otherwise lawfully exercise; or

Exhibit 10.1
e.    any action with respect to the foregoing, or any other matter affecting the Company and not specifically described in Section 7.3 below which any shareholder might lawfully exercise.
7.3.    The Proxy Holders are not authorized to take any of the following actions without the express written approval of the Shareholder:
a.    other than in the ordinary course of business with vendors, customers and suppliers, (i) the sale or other disposition, however structured (including by way of a merger), of any of the subsidiaries, property, assets or business of the Company or its subsidiaries, including, without limitation, the sale, assignment or exclusive license of the Company’s or its subsidiaries’ not defense-related patents, technologies and other intellectual property rights, or (ii) the purchase, however structured (including by way of a merger), of any business, properties, assets, or entities by the Company or its subsidiaries in each case, whether arising under (i) or (ii), in a transaction or series of related transactions where the Company’s investment or proceeds (determined (1) by the enterprise value for an investment that will be consolidated in the Company’s financial statements, (2) by the purchase price for a sale or other disposition or any other investment that will be not consolidated, or (3) by the anticipated royalty stream and other cash proceeds for any license) exceeds two percent (2%) of the Company’s revenues for the immediately preceding year or, in the aggregate for all such purchases or sales in any calendar year, exceeds an amount equal to five percent (5%) of the Company’s revenues for the immediately preceding year;
b.    incur debt or pledge, mortgage, lease or otherwise encumber the assets of the Company or its subsidiaries in connection with the incurrence of debt if such incurrence would cause the aggregate outstanding principal amount of all debt of the Company and its subsidiaries to exceed the target leverage ratio (defined as outstanding principal balance of debt for borrowed money net of cash balances, divided by the Company’s key profitability metric (e.g., EBITDA) in each case as set forth in the Company’s then-current operating plan approved by the Company Board, and in each case, excluding current debt incurred for purposes of funding day-to-day working capital requirements in the ordinary course of business;
c.    Other than in the normal course of business, the sale, assignment or license or other disposition, of the Company’s or its subsidiaries’ defense-related patents, technologies, and other intellectual property rights;
d.    any merger, consolidation, reorganization, or dissolution of the Company or of any subsidiary except as permitted under Section 7.3(a) above and excluding transactions solely among wholly owned subsidiaries of the Company;
e.    the filing or making of any petition by the Company or its subsidiaries under the federal bankruptcy laws or any similar law or statute of any state or any foreign country.

Exhibit 10.1
7.4.    The Proxy Holders agree that they shall, upon written request by Leonardo US, as required under applicable agreements and policies, take such action or actions as are necessary to recommend, authorize or approve the actions specified in Section 7.3 above. The Proxy Holders shall consult with Leonardo US concerning such action so that Leonardo US and Leonardo may have sufficient information, (i) to the extent otherwise permitted to be disclosed by the Company, to enable Leonardo US and Leonardo to make fully informed judgements concerning such actions and (ii) to ensure that all such actions will be taken in accordance with applicable law. Any vote of the Proxy Holders with respect to the matters specified in Section 7.3 that is taken without the approval of Leonardo US, as required under applicable agreements and policies, shall be void and shall have no effect.
8.    ARTICLE VIII – Government Security Committee
8.1.    GSC Established. There shall be established a permanent committee of the Company Board , to be known as the “Government Security Committee” (or “GSC”), consisting of all Proxy Holders/Directors and the following officers of the Company: the Chief Executive Officer, General Counsel, Corporate Facility Security Officer (“CFSO”), and the Technology Control Officer (“TCO”), to the extent such officers hold personnel security clearances at the level of the Company’s facility security clearance. The GSC shall cause the Company to maintain policies and procedures to safeguard classified information and Export Controlled Information entrusted to the Company and to ensure that the Company complies with the DoD Security Agreement (DD Form 441 or its successor form), this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the NISPOM. The provisions of this Article VIII will be set forth in the relevant place within the Company’s charter documents.
8.2.    GSC Chairman. The GSC shall designate a Proxy Holder to serve as Chairman of the GSC.
8.3.    GSC Secretary. The Chairman of the GSC shall designate a member to be the Secretary of the GSC. The Secretary’s responsibilities shall include ensuring that all records, journals, and minutes of GSC meetings and other documents sent to or received by the GSC are prepared and retained for inspection by DCSA.
8.4.    GSC Performance Standards. The members of the GSC shall exercise their Best Efforts to ensure the implementation within the Company of all procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified information and Export Controlled Information called for in this Agreement, including the exercise of appropriate oversight and monitoring of the Company’s operations to ensure that the protective measures contained in this Agreement are effectively maintained and implemented.
8.5.    Facility Security Officer. A Facility Security Officer (“FSO”) shall be appointed by the Company as the principal advisor to the GSC concerning the safeguarding of

Exhibit 10.1
classified information. The FSO’s responsibilities must also include the operational oversight of the Company’s compliance with the requirements of the NISPOM Rule. The Chairman of the GSC must provide advice and consent in selecting and retaining the FSO. The Company must therefore provide advanced notice to the Chairman of the GSC regarding its intention to remove the FSO from his/her position and is not permitted to remove the FSO without the advice and consent of the Chairman of the GSC.
8.6.    Technology Control Officer. With the advice and consent of the Chairman of the GSC, the Company shall appoint a Technology Control Officer (“TCO”). The TCO must report to the GSC as its principal advisor concerning the protection of Export Controlled Information. The TCO must establish and administer all Company procedures for the prevention of unauthorized disclosure or export of Export Controlled Information and compliance with the requirements of U.S. export control laws and regulations.
8.7.    Compliance Program. In addition to the general security procedures referenced in Section 8.1, the GSC shall cause the Company to implement a detailed FOCI compliance program to include the following:
a.    Technology Control Plan. The members of the GSC will cause the Company to develop and implement a Technology Control Plan (“TCP”) as defined in the NISPOM Rule. The GSC shall have the authority to establish the Company’s policy regarding the TCP. The TCP shall prescribe measures to prevent the unauthorized disclosure or export of Export Controlled Information consistent with applicable United States laws and regulations.
b.    Electronic Communications Plan. The GSC shall cause the Company to take necessary action, and maintain oversight, to provide assurance to itself and DCSA that electronic communications between the Company and its subsidiaries and the Affiliates do not disclose classified information or Export Controlled Information without proper authorization. Accordingly, the GSC must establish written policies and procedures known as an Electronic Communications Plan (“ECP”). The ECP must also provide assurance that electronic communications are not used by any of the Affiliates to exert influence or control over the Company’s business or management in a manner that could adversely affect the performance of classified contracts. As used in this Agreement, the term “electronic communications” is defined broadly to mean any transfer of information, data, signs, signals, writing, images, sounds, or intelligence of any nature including those transmitted in whole or in part by wire, radio cable, or other like connection, or by electromagnetic, photo-electronic, photo-optical, electronic, mechanical or other device or system. Any such transfer may be oral, written or electronic and includes any intercepted or recorded content however acquired and whether or not intended for the recipient. Electronic communications shall also include the temporary, intermediate storage incidental to the electronic transmission thereof

Exhibit 10.1
as well as any storage for purposes of backup protection. For clarification, common devices used to transfer electronic communications as used in this Agreement include without limitation: telephone (including teleconferences), facsimile, video (including videoconferences), internet (including Voice over Internet Protocol, instant messaging, and any other web-based means), and electronic mail. The ECP must include a detailed network configuration diagram that clearly shows all communications networks and facilities used by the Company for the transmission of electronic communications, as defined herein, including without limitation, any computer equipment used for the electronic storage of such communications, and must delineate which networks will be shared and which will be protected from access by any unauthorized person including without limitation each of the Affiliates. The ECP must also include network descriptions addressing firewalls, physical and logical access controls, remote administration, monitoring, maintenance, retention, and the electrical and physical separation of systems and servers, as appropriate.
c.    Affiliated Operations Plan. The GSC shall establish and maintain oversight over the Company’s Affiliated Operations Plan (“AOP”), for which a template is available from DCSA. The AOP is the Company’s consolidated policies and procedures, signed by the Chairman of the GSC, regarding the control of Affiliated Operations among the Company (or any of its Controlled Entities) and any of the Affiliates. The purpose of the AOP is to provide the GSC understanding of how the Company is organized, structured and financed so as to be capable of operating as a viable business entity independent from the Affiliates. The Company is not permitted to engage in Affiliated Operations that are not duly authorized and must follow the terms of the approved AOP. As used herein, “Affiliated Operations” means cooperative endeavors, regardless of whether such endeavors are administrative, operational, or commercial, performed directly or through third-party service providers, all of which are more specifically categorized and described below. In the Company’s Annual Compliance Report described in Article 9, the GSC must certify the effective execution of the terms of the Affiliated Operations as described in the AOP and that the Affiliated Operations do not circumvent the requirements of this Agreement. The Company through its FSO must submit and update as necessary its AOP to DCSA for review. Specific approval responsibilities and requirements are as follows:
1.    Shared Employees. Shared employees are a category of Affiliated Operations where (i) Affiliate personnel are assigned to work in whole or in part in support or on behalf of the Company or any Controlled Entity whether or not performance is governed by the terms of a relevant agreement among the affiliated companies or (ii) persons employed by the Company (or any Controlled Entity) are assigned to work in whole or in part in support or on behalf of any Affiliate whether or not performance is governed by the terms of

Exhibit 10.1
relevant agreement among the affiliated companies. Shared Employees are not permitted prior to DCSA approval of a corresponding AOP.
2.    Shared Third-Party Services. Shared third-party services are a category of Affiliated Operations where to the knowledge of the Company a service (e.g., a professional service such as accounting, legal, tax, information technology, or business consulting) will be provided by a third-party service provider to both the Company or any of its Controlled Entities and any of the Affiliates. Subject to DCSA review, approval by a majority of the GSC is sufficient to authorize a third party shared service if it does not involve a conflict of interest and will not adversely affect the Company’s ability to comply with this Agreement. In addition, the GSC must include a description of the third party shared services approved in this manner in the Company’s AOP within ten (10) days of its decision and provide the same to DCSA. DCSA in its sole discretion may require the GSC to rescind any approval made under this paragraph if DCSA determines that a conflict of interest or adverse effect on the Company’s ability to comply with the security measures required by this Agreement is reasonably likely and insufficiently mitigated. DCSA review under this paragraph will normally consider, among other things, separate engagement letters, separate projects, and the like as mitigating factors.
3.    Commercial Arrangements. Commercial Arrangements are a category of Affiliated Operations that includes commercially arm’s length transactions in the form of contracts and subcontracts, joint research, development, marketing, or other type of teaming arrangement between the Company (or any Controlled Entity) and any Affiliate. Prior to any Commercial Arrangements, the GSC must approve the Commercial Arrangements by majority vote. In addition, the GSC must include a description of the Commercial Arrangements approved in this manner in the Company’s AOP within ten (10) days of its decision and provide the same to DCSA.
4.    Other Shared Services and Products. The term Affiliated Operations also includes that category of valuable products or services provided other than in a Commercial Arrangement by an Affiliate to the Company (or any of its Controlled Entities) or by the Company (or any of its Controlled Entities) to any Affiliate (“Other Shared Services and Products”). Other Shared Services and Products are not permitted prior to DCSA approval of a corresponding AOP.
5.    Affiliate Technology. Anytime the Company (or any of its Controlled Entities) will use technology products or services of an Affiliate in performance on contracts requiring access to classified information, the Company’s management shall notify each applicable Government Contracting Activity (“GCA”), as that term is defined in the NISPOM, regarding the applicable technology products or services provided under the contract. The

Exhibit 10.1
Company must include this notification as an addendum to the AOP. In the event that a GCA elects to not receive such notification, the Company must include the GCA’s written statement opting out of notification as an addendum to the AOP.
d.    Facility Location Plan. The Company (or any of its Controlled Entities) will not permit its facilities and personnel to be collocated with the facilities and personnel of the Affiliates without approval from DCSA. The Company must seek prior written DCSA approval of a “Facility Location Plan” (“FLP”), which means a description of the location of each of the facilities of the Company and closely located Affiliate facilities. Where DCSA determines appropriate, DCSA shall request, and the Company shall provide maps and floor plans showing where employees occupy space in each facility. DCSA approval of the Company’s plan shall not be determined solely on the physical proximity of the facilities. DCSA may approve a plan involving facilities that are closely located. It shall be a reasonable expectation of the Parties that any DCSA review under this paragraph will be primarily concerned with physical proximity that in DCSA’s sole determination is likely to degrade the Company’s ability to comply with the security measures required by this Agreement.
8.8.    Closed Sessions. Discussions of classified information and Export Controlled Information by the GSC shall be held in closed sessions and in accordance with applicable security requirements related to the classification level of the information discussed. Minutes of such meetings shall be recorded and safeguarded in accordance with applicable information security requirements and made available only to such authorized individuals as are so designated by the GSC.
8.9.    DCSA Briefings. Upon taking office, the GSC members, the FSO and the TCO must be available for briefing by a DCSA representative on their responsibilities under the NISPOM, U.S. export control laws and regulations and this Agreement.
8.10.    GSC, FSO and TCO Obligations and Certification.
a.    Obligations. Each member of the GSC, the FSO and the TCO must exercise his/her Best Efforts to ensure that all provisions of this Agreement are carried out; that the Company’s directors, officers, employees, representatives and agents comply with the provisions of this Agreement; and that DCSA is advised of any known violation of, or known attempt to violate, any provision of this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the NISPOM.
b.    Certifications. Each member of the GSC must execute for delivery to DCSA, upon accepting his/her appointment and thereafter at each annual meeting between the GSC and DCSA, as established by this Agreement, a certificate acknowledging: (1) the protective security measures taken by the Company to implement this Agreement; and (2) that the U.S. Government has placed its

Exhibit 10.1
reliance on him/her as a U.S. citizen and as the holder of a personnel security clearance to exercise his/her Best Efforts to ensure compliance with the terms of this Agreement and the NISPOM. Each member of the GSC must further acknowledge his/her agreement to be bound by and to accept his/her responsibilities under this Agreement.
8.11.    Cleared Officer Obligations and Certification. Pursuant to 32 CFR 117.7(b)(1)(iv), DCSA may require persons occupying official positions at the Company to be granted personnel security clearances or be excluded from classified access. The GSC shall require that each such officer of the Company with a personnel security clearance exercise his/her Best Efforts to ensure that the terms and conditions of this Agreement are complied with by the Parties and, upon the Effective Date and annually thereafter, that each such officer execute a certificate for delivery to DCSA: (a) acknowledging the protective security measures taken by the Company to implement this Agreement; and (b) acknowledging that the U.S. Government has placed its reliance on him/her as a resident U.S. citizen, and as a holder of a personnel security clearance, to exercise his/her Best Efforts to ensure compliance with the terms and conditions of this Agreement by the Parties.
8.12.    Recruitment of Company Personnel. During the term of this Agreement, none of the Affiliates may recruit, directly or indirectly, employees of the Company or any of its subsidiaries for employment with or as a consultant to any of the Affiliates without GSC approval (that cannot be withheld except for any national security concerns). For purposes of this Section 8.12, the public posting of employment opportunities does not constitute direct or indirect recruitment.
9.    ARTICLE IX – Annual Review and Certification
9.1.    Representatives of DCSA, the Proxy Holders, other members of the GSC, the FSO, the Company’s Chief Executive (“CEO”) and Chief Financial Officer (“CFO”), and the Leonardo US /Leonardo shall meet annually to review the purpose and effectiveness of this Agreement and to establish a common understanding of the operating requirements and how they will be implemented. These meetings shall include a discussion of the following:
a.    whether this Agreement is working in a satisfactory manner;
b.    compliance or acts of noncompliance with this Agreement, the NISPOM, or other applicable laws and regulations;
c.    necessary guidance or assistance regarding problems or impediments associated with the practical application or utility of this Agreement; and
d.    whether security controls, practices or procedures warrant adjustment.

Exhibit 10.1
9.2.    The Company CEO and the Chairman of the GSC shall jointly submit to DCSA one year from the Effective Date of this Agreement and annually thereafter an implementation and compliance report. Such report shall include the following information:
a.    a detailed description of the manner in which the Company is carrying out its obligations under this Agreement;
b.    changes to security procedures, implemented or proposed, and the reasons for those changes;
c.    a detailed description of any acts of noncompliance, whether inadvertent or intentional, and the steps taken to prevent such acts from occurring again in the future;
d.    any changes or impending changes, to any of the Company’s management including the reasons for such changes;
e.    a statement that a review of the records concerning all visits and communications between representatives of the Company and the Affiliates has been accomplished and the records are in order;
f.    a detailed chronological summary of all transfers of classified and/or Export Controlled Information, if any, from the Company to the Affiliates including an explanation of the U.S. Government authorization relied upon to effect such transfers. Copies of or approved export licenses covering the reporting period shall be appended to the report;
g.    a list of the Company’s (including its cleared divisions and cleared subsidiaries) current classified contracts and the percentage of income derived from each such classified contract; and
h.    a discussion of any other issues that could have a bearing on the effectiveness or implementation of this Agreement including without limitation:
1.    Any action by the Affiliates to direct or decide matters affecting the management or operations of the Company in a manner that may result in unauthorized access to classified information, adversely affect the performance of contracts pursuant to which access to classified information may be required, or otherwise undermine the U.S. national interest due to unauthorized access to critical U.S. technology, and
2.    The identity of any foreign person known to hold five percent (5%) or more of the Company’s common stock (to be attached to the annual report as Schedule 1).

Exhibit 10.1
3.    The identity of all foreign creditors of the Company, if any, and the corresponding details of the debt held by those creditors (to be attached to the annual report as Schedule 2); and
4.    The identity of all significant foreign sources of income (to be attached to the annual report as Schedule 3). Each of the persons and entities listed in Schedules 1, 2, and 3, including each of their employees, officers, directors, representatives and agents, shall not require, shall not have, and shall be effectively excluded from unauthorized access to all classified and export controlled information entrusted to or held in the custody of Company, and neither shall such persons and entities, including each of their employees, officers, directors, representatives and agents, be permitted to occupy any positions that would enable them to adversely affect the policies and practices of Company in its performance on classified contracts.
10.    ARTICLE X – Duty to Report Violations of this Agreement
10.1.    The Parties agree to report promptly to DCSA all instances in which the terms and obligations of this Agreement may have been violated.
CONTACTS AND VISITS
11.    ARTICLE XI – Regulated Meetings, Visits, and Communications
11.1.    Visit Requests. The Chairman of the GSC shall designate at least one Proxy Holder, who shall have authority to review, approve, and disapprove requests for Visits to the Company by all personnel who represent any of the Affiliates, including all the directors, officers, employees, representatives, and agents of each. As used in this Agreement, the term “Visits” includes meetings at any location within or outside the United States, including but not limited to, any facility owned or operated by the Company or any of the Affiliates, and at the discretion of the GSC, may also include certain videoconferences and teleconferences. The designated Proxy Holder shall also have authority to review, approve, and disapprove requests for proposed Visits to any of the Affiliates by all personnel who represent the Company, as well as Visits between or among such personnel at other locations. A record of all visit requests, including the decisions to approve or disapprove, and information regarding consummated Visits, such as the date, place, personnel involved, and summary of material discussions or communications, shall be maintained by the designated Proxy Holder and shall be periodically reviewed by the GSC and DCSA.
11.2.    Approval of Visit Requests. All Visits must be approved in advance by one of the Proxy Holders designated by the GSC Chairman to act on such matters. All requests for Visits shall be submitted or communicated to the FSO for routing to the designated Proxy Holder. Although strictly social Visits at other locations between Company and Affiliate personnel are not prohibited, written reports of such Visits must be submitted after the fact to the FSO for filing with, and review by, the

Exhibit 10.1
designated Proxy Holder and the GSC. Visits that exceed 30 consecutive business days or that cumulatively exceed 200 days in a single year shall also require DCSA Risk Mitigation Officer approval.
11.3.    Procedure for Approval of Visit Requests. A written request for approval of a visit must be submitted to the FSO prior to the date of the proposed visit. The GSC shall establish in the Company’s visitation procedures reasonable standards for the Company in connection with the lead times required for requests and notifications required under this section. If a written request cannot be accomplished within the GSC-approved timeframe because of an unforeseen exigency, the request may be promptly communicated to the FSO and immediately confirmed in writing; however, the FSO may refuse to accept any request submitted with less than the required advance notice if the FSO determines that there is insufficient time to consider the request. The GSC shall determine what constitutes an unforeseen exigency for these purposes. The exact purpose and justification for the visit must be set forth in detail sufficient to enable one of the designated Proxy Holders to make an informed decision concerning the proposed visit, and the FSO may refuse to accept any request that the FSO believes lacks sufficient information. Each proposed visit must be individually justified, and a separate approval request must be submitted for each.
11.4.    Review by Designated Proxy Holder. The FSO shall advise one of the designated Proxy Holders of a request for approval of a visit as soon as practicable after receipt of the written request. The designated Proxy Holder shall evaluate the request as soon as practicable after receiving it and may approve or disapprove the request or disapprove the request pending submission of additional information by the requester. The Proxy Holder’s decision shall be communicated to the requester by any means, but it shall be confirmed in writing, when practicable, at least one day prior to the date of the proposed visit. A chronological file of all documentation associated with meetings, visitations, and communications (e.g., contact reports), together with records of approvals and disapprovals, shall be maintained by the FSO for inspection by DCSA. During each GSC meeting, the Proxy Holders shall review such documentation filed since the last meeting to ensure adherence to approved procedures by the requesters and the designated Proxy Holder and to verify that sufficient and proper justification has been furnished for approved Visits.
11.5.    Special Provision Concerning Controlled Entities. Anything foregoing to the contrary notwithstanding, the notice and approval of visitation restrictions contemplated in this Agreement shall not apply to Visits between the Company and its Controlled Entities. However, Visits between the Company’s subsidiaries and any Affiliate shall be subject to the visitation approval procedures set forth herein.
11.6.    Quarterly GSC Meetings. The Chairman of the GSC shall provide, to the extent authorized by this Agreement, for regular quarterly meetings of the GSC. At the discretion of the GSC, representatives of the Affiliates and the Company’s management personnel may be invited to attend.

Exhibit 10.1
11.7.    Maintenance of Records for DCSA Review. A chronological file of all visit requests, reports of Visits, and contact reports, together with appropriate approvals or disapprovals pursuant to this Agreement shall be maintained by the GSC for review by DCSA.
11.8.    Meetings with the Shareholder. Upon request of the Shareholder, the Proxy Holders shall schedule a meeting with the Shareholder once each year or more frequently if all of the Proxy Holders agree. Representatives of the Company may attend these meetings if requested by the Proxy Holders. The Proxy Holders may convene a meeting with the Shareholder at any time as long as the agenda is limited to the matters described in Section 7.3 above. For any such meetings to be attended by Shareholder representatives, the Proxy Holders shall approve a written agenda and forward a copy to DCSA. Classified and Export Controlled Information shall not be disclosed to the Shareholder except as specifically authorized by applicable law or regulation. Suggestions or requests by the Shareholder representatives present at these meetings shall not be binding on the Proxy Holders or the Company. Minutes of meetings in which Shareholder representatives are in attendance shall be prepared and retained by the GSC for review by DCSA.
11.9.    Commercial Arrangements with the Affiliates. Visits and other communications between the Company and its subsidiaries and the Affiliates on such commercial matters as proposed contracts, subcontracts, joint ventures, partnerships, and teaming arrangements shall be approved in advance by a majority of the Proxy Holders.
11.10.    Provision of Financial Data to the Shareholder. Nothing in this Agreement shall be construed to prevent the Company from supplying to Leonardo US or Leonardo financial data relating to the financial condition and financial operations of the Company or any of its subsidiaries. The Company shall also respond under oversight of the Proxy Holders to questions that Leonardo US or Leonardo may have concerning information contained in such reports. The Proxy Holders, Leonardo US and Leonardo may engage in discussions to determine the format of such reporting provided that the format must be acceptable to the Proxy Holders in consultation with DCSA. The Affiliates agree to not disclose or reveal to any person any of the Company’s trade secrets or other confidential or proprietary information so marked or otherwise identified by the Company without the Company’s advance written consent. Financial data relating to the financial condition and financial operations of the Company, includes the following:
a.    Management performance reviews,
b.    Budget planning and execution;
c.    Quarterly, and when appropriate and requested by Leonardo US, monthly or other interim, reporting and analysis of the performance and expectations of each segment and line of business of the Company;

Exhibit 10.1
d.    Material investing and financing decisions;
e.    Dividend policy and declaration;
f.    Determination of appropriate level of reserves to account for material legal and program risk;
g.    Audit and compliance matters;
h.    Internal controls over financial reporting pursuant to regulations governing Leonardo as a publicly traded company; and
i.    Accounting standards and financial reporting that varies from International Financial Reporting Standards (IFRS) as endorsed by the EU and interpreted in the Leonardo IFRS Accounting Manual.
12.    ARTICLE XII – DoD Remedies
12.1.    Reservation of Rights. The DoD reserves the right to impose any security safeguard not expressly contained in this Agreement that it believes is necessary to ensure that unauthorized access by the Affiliates to classified and Export Controlled Information is effectively precluded.
12.2.    Authority of Agencies of the U.S. Government. Nothing contained in this Agreement shall limit or affect the authority of the U.S. Government to deny or revoke the Company’s access to classified and Export Controlled Information under that Agency’s jurisdiction if it determines that the national security of the United States so requires.
12.3.    Remedies for Material Breach. The Parties hereby assent and agree that the U.S. Government has the right, obligation, and authority to require any or all of the following remedies in the event of a material breach of this Agreement:
a.    the novation of the Company’s classified contracts to another company qualified to perform on such contracts under the NISPOM. The costs of the novation to a qualified successor-in-interest shall be borne by the Company;
b.    the termination of any classified contracts being performed by the Company or any of its subsidiaries and the denial of new classified contracts for the Company and any of its subsidiaries;
c.    the revocation of the Company’s facility security clearance; and
d.    The suspension and/or debarment of the Company from participation in all U.S. Government contracts in accordance with the provisions of the Federal Acquisition Regulations.

Exhibit 10.1
12.4.    Criminal Sanctions. Nothing in this Agreement limits the right of the U.S. Government to pursue criminal sanctions against the Company, the Shareholder, or any Affiliates, or any director, officer, employee, representative, or agent of any of these companies, for violations of the criminal laws of the United States in connection with their performance of any of the obligations imposed by this Agreement, including but not limited to any violations of the False Statements Act, 18 U.S.C. 287, or of federal criminal statutes pertaining to the unauthorized disclosure of classified information.
ADMINISTRATION
13.    ARTICLE XIII – Grant of Proxy, Restrictive Legend and Sale of the Leonardo US Shares
13.1.    Leonardo US hereby appoints the Proxy Holders as its proxies, to have all rights, powers and authority to exercise all voting rights with respect to the Leonardo US Shares, subject to the terms and conditions set forth in this Agreement (the “Proxy”).
13.2.    It is the essence of this Agreement that none of the rights, powers, and authority which this Agreement confers on the Proxy Holders may be terminated at any time or in any manner other than as provided in this Agreement.
13.3.    Concurrently with the execution and delivery of this Agreement, Leonardo US shall annotate any certificates representing the Leonardo US Shares (if held in certificated form) with the legend set out below to reflect that the Leonardo US Shares are subject to a proxy which is terminable only at such time or times, and in such manners, as are provided in this Agreement:
The Leonardo US shares represented by this certificate are subject to a Proxy Agreement dated __________________, as amended and restated, under which Leonardo US Holding, LLC has granted to the Proxy Holders named therein, and to their successors, those voting rights with respect to its shares in the Company represented hereby that are set forth in said agreement, which rights are terminable only at such time or times, and in such manner as are provided in said agreement. The purpose of said Proxy Agreement is to meet the requirements of the Department of Defense so that the facility security clearances of the Company will be continued.
13.4.    Any certificates representing the Leonardo US Shares shall be deposited with the Proxy Holders at their office in trust for Leonardo US and available for review by DCSA and Leonardo US. Receipts for such certificates shall be provided to Leonardo US.
13.5.    If additional Shares are issued to or acquired by Leonardo US, it shall be a condition of such issuance that Leonardo US execute a supplemental Proxy Agreement, containing the same terms and conditions set forth in this Agreement and appointing the Proxy Holders as its proxies to exercise all voting rights with respect to such

Exhibit 10.1
Leonardo US Shares. The certificates for such Company shares shall be annotated in the same manner as provided in Section 13.3 above.
13.6.    Nothing in this Agreement shall restrict the right of Leonardo US or any successor owner of the Leonardo US Shares (or any owners of future Shares issued by the Company) from selling, transferring, pledging or otherwise encumbering, all or a portion thereof, subject to the terms and conditions of this Agreement, as appropriate, and the aforementioned restrictive legend shall not purport nor be construed to limit any owner’s ability to effect any such sale, transfer or encumbrance. However, DCSA shall be advised in writing prior to the execution of private placement of a majority or more of its Shares with a foreign buyer. Conversely, notwithstanding anything to the contrary herein, the Proxy Holders shall not have the power to sell, transfer, pledge or otherwise encumber the Shares.
14.    ARTICLE XIV – Dividends
14.1.    During the term of this Agreement, the Shareholder, or its successor, shall be entitled from time to time to receive from the Proxy Holders payments equal to cash dividends, if any, collected by or for the account of the Proxy Holders upon the Leonardo US Shares. The Proxy Holders, in their capacity as Directors, shall have authority to vote to declare or to suspend dividends in accord with the Company’s bylaws and consistent with Section 6.5 and 11.10 after prior consultation with Leonardo US.
14.2.    In the event the Proxy Holders receive any shares as a dividend upon the Leonardo US Shares, the Proxy Holders shall accept such additional ownership interest in the Company for the account of Leonardo US.
15.    ARTICLE XV – Notices
15.1.    All notices required or permitted to be given to the Parties shall be given by mailing the same in a sealed, post-paid envelope, via registered or certified mail, or sending the same by courier or facsimile, addressed to the addresses shown below, or to such other addressees as the Parties may designate from time to time pursuant to this section 15.1:

For the Company:            Leonardo DRS, Inc.
EVP, General Counsel & Secretary
2345 Crystal Drive, Suite 1000
Arlington, VA 22202

For Leonardo US:            Leonardo US Holding, LLC
SVP, General Counsel and Secretary
201 N. Union Street, Suite 340
Alexandria, VA 22314

Exhibit 10.1

For Leonardo:                Leonardo - Società per azioni
General Counsel
Piazza Monte Grappa 4, 00195 Rome
Italy

For Leonardo International:        Leonardo International S.p.A.
Chief Executive Officer
Via Montello 10, 00195 Rome
Italy

For DCSA:                Defense Counterintelligence and Security Agency
Deputy Assistant Director, Office of Entity Vetting
27130 Telegraph Rd.
Quantico, VA 22134

16.    ARTICLE XVI – Inconsistencies with Other Documents
16.1.    In the event that any resolution, regulation, or bylaw of any of the Parties to this Agreement is found to be inconsistent with any provisions hereof, the terms of this Agreement shall control.
17.    ARTICLE XVII – Governing Law and Construction
17.1.    Governing Law. This Agreement shall be construed so as to comply with all applicable U.S. laws, regulations, and Executive Orders except that, to the extent not inconsistent with the right of the United States hereunder, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) shall apply to questions concerning the rights, powers, and duties of the Company and each Affiliate under, or by virtue of, this Agreement.
17.2.    Construction. In all instances consistent with the context, nouns and pronouns of any gender shall be construed to include the other gender.
18.    ARTICLE XVIII – Termination, Amendment, and Interpretations of this Agreement
18.1.    Expiration. After five (5) years from the Effective Date of this Agreement, if this Agreement is not otherwise terminated pursuant to Section 18.2 below, this Agreement shall continue in successive thirty (30) day periods until such time as the Parties execute a revised, restated, or alternative agreement effectively mitigating FOCI at the Company. The Shareholder and the Company jointly shall notify DCSA no later than ninety (90) days prior to the running of the five (5) year term with a proposed revised, restated, or alternative agreement and shall include with such proposal a detailed description of the foreign ownership, control, or influence. The Parties agree to negotiate a revised, restated, or alternative agreement in conformance

Exhibit 10.1
with U.S. Government industrial security policy in good faith and to use Best Efforts to execute such agreement expeditiously.
18.2.    Termination. This Agreement may only be terminated by DCSA as follows: in the event of a sale of the business or all of the Shares of the Company to an entity not under FOCI;
a.    when the existence of this Agreement is no longer necessary to maintain a facility security clearance for the Company;
b.    when the continuation of a facility security clearance for the Company is no longer necessary;
c.    when there has been a breach of this Agreement that requires it to be terminated; or when DoD otherwise determines that termination is in the national intertest; or
d.    when the Shareholder and the Company for any reason and at any time, petition DCSA to terminate this Agreement; however, DCSA has the right to receive full disclosure of the reason or reasons therefor, and has the right to determine, in its sole discretion, whether such petition should be granted;
e.    for any reason upon or following the date that is five (5) years from the effective date of this Agreement.
18.3.    Notice of Termination. This Agreement shall be automatically terminated in the event the shareholder (together with its Affiliates) holds less than 50% of all outstanding Shares in the Company and DCSA determines the FOCI mitigation measures set forth herein are no longer necessary for the Company to maintain its personal and facility security clearances and continue to operate its business as then conducted. If DoD determines that this Agreement should be terminated for any reason, DCSA shall provide the Company and the Shareholder with thirty (30) days’ written advance notice of its intent and the reasons therefor.
18.4.    Reasons for Continuation or Discontinuation of Agreement. DoD may only refuse to terminate this Agreement when its continuance is necessary in the interest of the national security of the United States.
18.5.    Amendments. This Agreement may be amended by an agreement in writing executed by all parties.
18.6.    Shareholder Consultation. The Proxy Holders are authorized to consult with the Shareholder concerning any proposed amendments to, or termination of this Agreement. Documentation concerning such consultations shall be prepared and retained by the Proxy Holders for review by DCSA.
18.7.    Questions Concerning Interpretation or Permissibility of Activities. The Parties to this Agreement agree that any questions concerning the interpretation of this Agreement,

Exhibit 10.1
or whether a proposed activity is permitted hereunder, shall be referred to DCSA and that DoD shall serve as the final arbiter/interpreter of such matters.
19.    ARTICLE XIX - Actions upon Termination of this Agreement
19.1.    Upon termination of this Agreement in any manner provided herein, the restrictive legend affixed to the certificates representing the Shares shall be removed.
19.2.    DCSA shall furnish the Company and the Shareholder with written notice of the termination of this Agreement.
19.3.    Upon termination of this Agreement, all further obligations or duties of the Proxy Holders under this Agreement shall cease.
20.    ARTICLE XX – Place of Filing
20.1.    Upon execution and until the termination of this Agreement, one original counterpart shall be filed at the principal office of the Company, located in Arlington, Virginia.
21.    Article XXI – Integration
21.1.    This Agreement embodies the entire understanding of the Parties with respect to the subject matter herein and supersedes all prior negotiations, understandings, and agreements, whether written, oral, or implied.

Exhibit 10.1
EXECUTION
This agreement may be executed in several counterparts, each of which will shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. All parties to this agreement are entitled to retain an executed counterpart of this agreement.
IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement which shall not become effective until duly executed by the DoD.

By:	/s/ William J. Lynn III
Name: William J. Lynn III
Title: Chief Executive Officer
FOR LEONARDO DRS, INC.

By:	/s/ Larissa Meli
Name: Larissa Meli
Title: SVP, General Counsel and Secretary
FOR LEONARDO US HOLDING, LLC

By:	/s/ Carlo Gualdaroni
Name: Carlo Gualdaroni
Title: Chief Executive Officer
FOR LEONARDO INTERNATIONAL S.P.A.

By:	/s/ Roberto Cingolani
Name: Roberto Cingolani
Title: Chief Executive Officer
FOR LEONARDO S.P.A.

By:	/s/ Louis R. Brothers Jr.
Name: Louis R. Brothers Jr.
PROXY HOLDER

By:	/s/ David W. Carey
Name: David W. Carey
PROXY HOLDER

By:	/s/ George W. Casey Jr.
Name: George W. Casey Jr.
PROXY HOLDER

Exhibit 10.1

By:	/s/ Kenneth J. Krieg
Name: Kenneth J. Krieg
PROXY HOLDER

By:	/s/ Frances F. Townsend
Name: Frances F. Townsend
PROXY HOLDER

Effective Date:	March 1, 2025	By:	/s/ Matthew Kitzman
(Date of DCSA Signature)		Name: Matthew T. Kitzman
Title: Deputy Assistant Director, Office of Entity Vetting
Defense Counterintelligence and Security Agency
FOR THE DEPARTMENT OF DEFENSE